POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Sander M. Bieber, David J. Harris, Brendan C. Fox , Karl Paulson Egbert and Lisa R. Price and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such attorney-in-fact in such attorney-in-fact's name, place, and stead, in any and all capacities, to sign any and all registration statements, exemptive applications, no-action letter requests and other regulatory filings made applicable to The Mexico Fund, Inc. (the "Fund"), and any amendments, exhibits, or supplements thereto, and to file and/or withdraw the same, with all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person in his capacity as a Director or Officer of the Fund or as an employee of the Fund's investment adviser, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney in the capacities and on the dates indicated.

Name	Title	Date

/s/ Carlos Woodworth	Chief Compliance Officer of the Fund	June 10, 2010
Carlos Woodworth

/s/ Alberto Gómez Pimienta	Operations Vice President of the Fund	June 10, 2010
Alberto Gómez Pimienta

/s/ Eduardo Solano	Investor Relations Vice President of	June 10, 2010
Eduardo Solano	the Fund

/s/ Guadalupe Villar	Research Analyst of Impulsora del	June 10, 2010
Guadalupe Villar	Fondo Mexico, S.C.